Exhibit 11
               ALLIED Life Financial Corporation and Subsidiaries
                        Computation of Per Share Earnings


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

                                                   Three Months Ended                     Six Months Ended
                                                        June 30,                              June 30,


                                                  1997             1996                 1997           1996


Primary

Net income                                   $   2,678,944     $  2,464,095        $  4,805,746     $5,161,395

Preferred stock dividends                         (426,496)        (397,251)           (845,993)      (788,536)

Adjusted net income                          $   2,252,448     $  2,066,844        $  3,959,753     $4,372,859

Earnings per share                           $        0.51     $       0.45        $       0.89     $     0.95

Weighted average number of
   common shares outstanding                     4,446,153        4,635,778           4,473,721      4,634,490

Fully Diluted

Net income                                   $   2,678,944     $  2,464,095        $  4,805,746     $5,161,395

Preferred stock dividends                         (426,496)        (397,251)           (845,993)      (788,536)

Adjusted net income                          $   2,252,448     $  2,066,844        $  3,959,753     $4,372,859

Earnings per share                           $        0.51     $       0.45        $       0.89     $     0.95

Weighted average number of
   common shares outstanding                     4,446,153        4,635,778           4,473,721      4,634,490




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